EXHIBIT 99


                  New World Power Announces Agreements in Principle for Formation of Joint Venture Development for Wind, Hydroelectric and Alternative Energy Projects

                         Appointment of New Interim CEO

                  LIME ROCK, Conn., Aug. 22 /PRNewswire/ -- The New World Power Corporation (NWP) (Nasdaq-NNM: NWPC) announced that it has executed a letter of intent with Dominion Bridge Corporation (DBC), a Delaware company with executive offices in Montreal, Canada engaged in construction and engineering services world-wide (Nasdaq-NNM: DBCO), to form a joint venture limited liability company to develop certain New World Power's wind, hydroelectric and alternative energy projects.

                  This joint venture will provide NWP with access to project development funding of up to $2.5 million and management expertise in order to further the progress of the Company's development projects in the United States, Canada, Mexico, Central and South America, Ireland and China.

                  John D. Kuhns, New World Power's Chairman, stated that, "The joint development company with Dominion Bridge will provide significant corporate support and local market presence and resources to further New World's wind, hydroelectric and alternative energy projects."

                  Nicholas Matossian, DBC President and COO commented that, "The joint venture is a corner stone of DBC's strategy to position its operating subsidiaries in North America and Pacific Rim in the renewable energy sector. The system integrator approach of NWP reduces the technology risks, while providing DBC with access to several projects in varying stages of the development."

                  NWP expects that the final joint venture agreements with DBC will be concluded by September 30, 1996.

                  In addition, NWP signed an interim management agreement engaging the services of DBC. Specifically, the agreement names Mr. Vitold Jordan, president of Dominion Bridge Technology, Inc. (DBT) as Interim Chief Executive Officer of NWP. In addition, Mr. Gerard Prevost, Chairman of DB-CMC, a composite materials development and commercialization joint venture company of DBT, was nominated by the New World and DBC joint venture as Managing Partner. Prior to joining DBC in 1995, Mr. Jordan was the Managing Partner, Professional Services with AT&T GIS in Canada and Mr. Prevost, prior to 1996, was President and CEO with Nouveler, the technology investment subsidiary of Hydro Quebec.

                  New World Power Corporation is an international producer of electricity generated from wind energy, solar energy and hydropower. The Company develops, integrates, manufactures,

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markets  and  operates   electrical   gathering  systems  powered  by  renewable
resources.

SOURCE:           New World Power Corporation

                                                     8/22/96

CONTACT: Fred A. Mayer, Acting Chief Financial Officer of The New World Power Corporation, 860-435-4000, or Henry Hermann, 214-871- 9445.